Exhibit 99.1

News Release

Weatherford Announces First Quarter 2024 Results and Raises Full Year Margin Guidance
•First quarter revenue of $1,358 million increased 15% year-over-year, led by international growth of 21%
•First quarter operating income of $233 million increased 26% year-over-year
•First quarter net income of $112 million, an 8.2% margin, increased 56% year-over-year
•First quarter adjusted EBITDA* of $336 million, a 24.7% margin and the highest in over 15 years, increased 25% and 206 basis points year-over-year
•Cash provided by operating activities of $131 million, and adjusted free cash flow* of $82 million
•Debt repayments of $167 million on our 6.50% Senior Secured Notes in the first quarter of 2024
•Issued notice to redeem the remaining $82 million of our 6.5% Senior Secured Notes, leaving only the $1.6 billion long term notes due 2030 outstanding thereafter
•Expanded the size of our Credit Facility to $680 million, up from $550 million, with $371 million of borrowing capacity

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Houston, April 23, 2024 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the first quarter of 2024.
Revenues for the first quarter of 2024 were $1,358 million, an increase of 15% year-over-year and almost flat sequentially. Operating income was $233 million in the first quarter of 2024, compared to $185 million in the first quarter of 2023 and $216 million in the fourth quarter of 2023. Net income in the first quarter of 2024 was $112 million, an 8.2% margin, an increase of 56% or 218 basis points year-over-year and a decrease of 20% or 203 basis points sequentially. Adjusted EBITDA* was $336 million a 24.7% margin, an increase of 25% or 206 basis points year-over-year and 5% or 117 basis points sequentially. Diluted income per share was $1.50, compared to $0.97 in the first quarter of 2023 and $1.90 in the fourth quarter of 2023.
First quarter 2024 cash flows provided by operating activities were $131 million, compared to $84 million in the first quarter of 2023 and $375 million in the fourth quarter of 2023. Adjusted free cash flow* was $82 million, an increase of $55 million year-over-year and a decrease of $233 million sequentially. Capital expenditures were $59 million in the first quarter of 2024, compared to $64 million in the first quarter of 2023 and $67 million in the fourth quarter of 2023.
Girish Saligram, President and Chief Executive Officer, commented, “Our One Weatherford team has once again demonstrated exceptional execution, delivering results that surpassed the previous quarter, with adjusted EBITDA margins setting another record. Year-over-year Middle East, North Africa, and Asia growth of 32% and strong offshore activity, reaffirm the thesis on cycle longevity. At the same time, nine consecutive quarters of sequential adjusted EBITDA margin expansion highlights our ability to deliver continuously improving operating performance.

In the first quarter, we made meaningful progress on our fulfillment initiatives, acquisition integration, and technology commercialization, further fueling our financial performance. Simultaneously, the increase in the size of the credit facility to $680 million along with the redemption notice for the remaining 6.50% senior notes, represents another milestone in our capital structure evolution. With the redemption of these notes, the Company will have reduced $1 billion of debt in less than three years and reduced net leverage* to 0.6x, the lowest in over 15 years.

Despite macroeconomic volatility and geopolitical conflicts, the sector landscape remains favorable for further growth. International and offshore activity continue to exhibit strength, offering resilient spending that provides buoyant demand and offsets the softness in the North American market. This market backdrop and our strong first quarter performance set a robust foundation for our annual outlook that enables us to improve upon our previously issued margin guidance. Full year adjusted EBITDA margin is now expected to hit 25% in 2024 versus 2025, while reaffirming our previous revenue guidance.”

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Operational Highlights
•Petroleum Development Oman awarded Weatherford a five-year contract for Managed Pressure Drilling (“MPD”) following successful technology trials over the past year, representing another proof point of the increasing market adoption of MPD.
•A major operator in the Middle East awarded Weatherford a three-year contract for our streamlined, single trip deployment and retrieval system, including isolation barriers and bridge plugs.
•In the Gulf of Mexico, bp awarded Weatherford a one-year contract for Completions equipment and Sand Control Solutions.
•Tourmaline awarded Weatherford a one-year contract to provide Completions and Liner Hanger systems and services in Canada.
•PTTEP awarded Weatherford a three-year contract for Tubular Running Services for an offshore project in the Gulf of Thailand.
•Chevron awarded Weatherford a five-year contract to provide Gas Lift services in Angola.

Technology Highlights
•Drilling & Evaluation (“DRE”)
◦We launched our new Wired RipTide™ system, which leverages our Quattro Under Reamer platform for multiple downhole tool activations to optimize drilling efficiency.
◦In Kuwait, we deployed a powerful combination of our market leading MPD and Drilling Services offering to flawlessly deliver a challenging reservoir section for Kuwait Oil Company.
◦As part of our Wireline product line, we launched the new HD Spitfire™ release tool from the recently acquired Impact Selector International portfolio, enhancing the overall reliability during pump down perforation operations.
•Well Construction and Completions (“WCC”)
◦Following the successful launch of our Pressure Balanced Liner system, Xpress™ XT, a major operator in the Middle East has now deployed this technology in offshore operations, reflecting confidence in the reliability and value proposition of this offering in challenging well conditions.
◦In the Gulf of Mexico, a major operator deployed our 1500-ton Multi String Spider. This technology enables increased operational efficiency and reduction of people in the red zone.

•Production and Intervention (“PRI”)
◦We expanded our production optimization platform with the launch of ForeSite® 5.3, which combines Artificial Intelligence, Machine Learning, and Autonomous Control for proactive failure prediction and prevention of ESP and Rod Lift systems, thereby expanding run life and improving production.
◦Using a combination of proprietary technologies from Weatherford and the recently acquired Ardyne portfolio, we successfully completed a slot recovery operation for Equinor, delivering rig time savings through improved operational efficiency.

Liquidity
We closed the first quarter 2024 with total cash of approximately $937 million as of March 31, 2024, down $126 million sequentially. In the first quarter 2024, we repurchased $167 million of our 6.5% Senior Secured Notes (“Secured Notes”). On April 23, 2024, we announced an increase in our Credit Facility by $130 million to $680 million in aggregate commitments by adding additional lenders to the facility. The Credit Facility is now comprised of a $309 million tranche available for performance letters of credit and a $371 million tranche available for revolving loans. Additionally, we issued a notice to redeem the remaining $82 million aggregate principal amount outstanding of our Secured Notes.
Net cash provided by operating activities during the first quarter 2024 was $131 million, up $47 million year-over-year and down $244 million sequentially. Adjusted free cash flow* of $82 million was up $55 million year-over-year and down $233 million sequentially. The year-over-year increase was primarily driven by a 26% increase in operating income. The sequential decrease was mainly attributed to a seasonal working capital build.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Results by Reportable Segment
Drilling and Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	March 31, 2024	December 31, 2023	March 31, 2023	Seq.		YoY
Revenue	$422	$382	$372	10%		13%
Segment Adjusted EBITDA	$130	$97	$108	34%		20%
Segment Adj EBITDA Margin	30.8%	25.4%	29.0%	541	bps	177	bps
First quarter 2024 DRE revenue of $422 million increased by $50 million, or 13% year-over-year, primarily from higher wireline and drilling services activity. Sequential DRE revenue increased by $40 million, or 10%, primarily from higher drilling-related services and wireline activity in North America and Latin America. Additionally, Canadian seasonality, and weather-related push out from the prior quarter in Latin America also contributed to this increase.
First quarter 2024 DRE segment adjusted EBITDA of $130 million increased by $22 million, or 20% year-over-year, primarily from drilling services, managed pressure drilling, and wireline. Sequential DRE segment adjusted EBITDA increased by $33 million, or 34%, primarily from managed pressure drilling and drilling-related services and certain expected cost recoveries during the quarter.
Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	March 31, 2024	December 31, 2023	March 31, 2023	Seq.		YoY
Revenue	$458	$480	$421	(5)%		9%
Segment Adjusted EBITDA	$120	$131	$96	(8)%		25%
Segment Adj EBITDA Margin	26.2%	27.3%	22.8%	(109)	bps	340	bps
First quarter 2024 WCC revenue of $458 million increased by $37 million, or 9% year-over-year, primarily from increased completions and tubular running services activity in Middle East/North Africa/Asia and offshore Latin America, partly offset by lower activity in North America. Sequential WCC revenue decreased by $22 million, or 5%, primarily due to the timing of certain deliveries and sales in the Middle East in the prior quarter, partly offset by higher activity in Latin America.
First quarter 2024 WCC segment adjusted EBITDA of $120 million increased by $24 million, or 25% year-over-year, primarily from higher fall through in the Middle East/North Africa/Asia around tubular running services and cementation products as well as increased offshore activity in Latin America. Sequential WCC segment adjusted EBITDA decreased by $11 million, or 8%, primarily from lower activity in the Middle East/North Africa/Asia, partly offset by higher completions activity in Brazil.

Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	March 31, 2024	December 31, 2023	March 31, 2023	Seq.		YoY
Revenue	$348	$386	$349	(10)%		—%
Segment Adjusted EBITDA	$73	$88	$68	(17)%		7%
Segment Adj EBITDA Margin	21.0%	22.8%	19.5%	(182)	bps	149	bps
First quarter 2024 PRI revenue of $348 million decreased by $1 million year-over-year, primarily from lower activity in North America, partly offset by higher international intervention services and drilling tools activity. Sequential PRI revenue decreased by $38 million, or 10%, primarily from seasonally lower international activity, partly offset by higher artificial lift activity in North America.
First quarter 2024 PRI segment adjusted EBITDA of $73 million, increased by $5 million, or 7% year-over-year, primarily from higher artificial lift margins and increased international activity in intervention services and drilling tools. Sequential PRI segment adjusted EBITDA decreased by $15 million, or 17%, primarily from the impact of lower activity.

Revenue by Geography

	Three Months Ended				Variance
($ in Millions)	March 31, 2024	December 31, 2023	March 31, 2023	Seq.	YoY
North America	$267	$248	$286	8%	(7)%

International	$1,091	$1,114	$900	(2)%	21%
Latin America	370	342	317	8%	17%
Middle East/North Africa/Asia	497	547	376	(9)%	32%
Europe/Sub-Sahara Africa/Russia	224	225	207	—%	8%
Total Revenue	$1,358	$1,362	$1,186	—%	15%
North America
First quarter 2024 North America revenue of $267 million decreased by $19 million, or 7% year-over-year, primarily from a slowdown in overall activity in the United States, partly offset by higher wireline products activity. Sequentially, North America revenue increased by $19 million, or 8%, primarily from seasonal winter activity in Canada and higher wireline products activity.

International
First quarter 2024 international revenue of $1,091 million increased 21% year-over-year and decreased 2% sequentially.
First quarter 2024 Latin America revenue of $370 million increased by $53 million, or 17% year-over-year, primarily from higher activity in all segments, notably in completions activity in Brazil. Sequentially, Latin America revenue increased by $28 million, or 8%, primarily from increased DRE and WCC activity in Mexico and Brazil.
First quarter 2024 Middle East/North Africa/Asia revenue of $497 million increased by $121 million, or 32% year-over-year, primarily due to increased integrated services and projects, WCC, and DRE activity. Sequentially, the Middle East/North Africa/Asia revenue decreased by $50 million, or 9%, primarily due to the timing impact of certain deliveries and sales in WCC and PRI in the Middle East in the prior quarter, partly offset by increased integrated project services activity.
First quarter 2024 Europe/Sub-Sahara Africa/Russia revenue of $224 million increased by $17 million, or 8% year-over-year, primarily from increased drilling services and intervention services activity in Europe, partly offset by lower revenue in Russia. Sequentially, Europe/Sub-Sahara Africa/Russia revenue decreased by $1 million, primarily from lower PRI activity partially offset by increased DRE activity in Europe.

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company conducts business in approximately 75 countries and has approximately 18,800 team members representing more than 110 nationalities and 340 operating locations. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Wednesday, April 24, 2024, to discuss the Company’s results for the first quarter ended March 31, 2024. The conference call will begin at 8:30 a.m. Eastern Time (7:30 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Participants should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until May 8, 2024, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 2193017. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.

Contacts
For Investors:
Mohammed Topiwala
Vice President, Investor Relations and M&A
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Senior Director, Communications & Employee Engagement
+1 713-836-4193
media@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, adjusted EBITDA*, adjusted EBITDA margin*, adjusted free cash flow*, net leverage*, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, based on factors including but not limited to: global political disturbances, war, terrorist attacks, changes in global trade policies, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; various effects from the Russia Ukraine conflict including, but not limited to, nationalization of assets, extended business interruptions, sanctions, treaties and regulations imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues; our ability to comply with, and respond to, climate change, environmental, social and governance and other sustainability initiatives and future legislative and regulatory measures both globally and in specific geographic regions; the potential for a resurgence of a pandemic in a given geographic area and related disruptions to our business, employees, customers, suppliers and other partners; the price and price volatility of, and demand for, oil and natural gas; the macroeconomic outlook for the oil and gas industry; our ability to generate cash flow from operations to fund our operations; our ability to effectively and timely adapt our technology portfolio, products and services to address and participate in changes to the market demands for the transition to alternate sources of energy such as geothermal, carbon capture and responsible abandonment, including our digitalization efforts; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the Securities and Exchange Commission (the “SEC”), including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended
($ in Millions, Except Per Share Amounts)	March 31, 2024	December 31, 2023	March 31, 2023
Revenues:
DRE Revenues	$422	$382	$372
WCC Revenues	458	480	421
PRI Revenues	348	386	349
All Other	130	114	44
Total Revenues	1,358	1,362	1,186

Operating Income:
DRE Segment Adjusted EBITDA[1]	$130	$97	$108
WCC Segment Adjusted EBITDA[1]	120	131	96
PRI Segment Adjusted EBITDA[1]	73	88	68
All Other [2]	27	13	9
Corporate [2]	(14)	(8)	(12)
Depreciation and Amortization	(85)	(83)	(80)
Share-based Compensation	(13)	(9)	(9)
Other (Charges) Credits	(5)	(13)	5
Operating Income	233	216	185

Other Expense:
Interest Expense, Net of Interest Income of $14, $12 and $16	(29)	(31)	(31)
Other Expense, Net	(22)	(36)	(35)
Income Before Income Taxes	182	149	119
Income Tax Provision	(59)	(2)	(38)
Net Income	123	147	81
Net Income Attributable to Noncontrolling Interests	11	7	9
Net Income Attributable to Weatherford	$112	$140	$72

Basic Income Per Share	$1.54	$1.94	$1.00
Basic Weighted Average Shares Outstanding	72.9	72.1	71.5

Diluted Income Per Share	$1.50	$1.90	$0.97
Diluted Weighted Average Shares Outstanding	74.7	73.9	73.5

[1]Segment adjusted EBITDA is our primary measure of segment profitability under U.S. GAAP ASC 280 “Segment Reporting” and represents segment earnings before interest, taxes, depreciation, amortization, share-based compensation expense and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]All Other includes business activities related to all other segments (profit and loss) and Corporate includes overhead support and centrally managed or shared facilities costs. All Other and Corporate do not individually meet the criteria for segment reporting.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	March 31, 2024	December 31, 2023
Assets:
Cash and Cash Equivalents	$824	$958
Restricted Cash	113	105
Accounts Receivable, Net	1,251	1,216
Inventories, Net	850	788
Property, Plant and Equipment, Net	988	957
Intangibles, Net	417	370

Liabilities:
Accounts Payable	716	679
Accrued Salaries and Benefits	298	387
Current Portion of Long-term Debt	101	168
Long-term Debt	1,629	1,715

Shareholders’ Equity:
Total Shareholders’ Equity	1,100	922
[1] Net debt is a non-GAAP measure calculated as total short and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended
($ in Millions)	March 31, 2024	December 31, 2023	March 31, 2023
Cash Flows From Operating Activities:
Net Income	$123	$147	$81
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	85	83	80
Foreign Exchange Losses	15	43	29
Inventory Charges	6	8	11
Gain on Disposition of Assets	(7)	—	(5)
Deferred Income Tax Provision (Benefit)	14	(19)	18
Share-Based Compensation	13	9	9
Changes in Accounts Receivable, Inventory, and Accounts Payable:
Accounts Receivable	(112)	59	(96)
Inventories	(53)	(11)	(45)
Accounts Payable	99	58	64
Other Changes, Net	(52)	(2)	(62)
Net Cash Provided By Operating Activities	131	375	84

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(59)	(67)	(64)
Proceeds from Disposition of Assets	10	7	7
Business Acquisitions, Net of Cash Acquired	(36)	—	(4)
Proceeds from Sale (Cash Used in Purchases) of Investments	41	(59)	—
Other Investing Activities	(10)	(12)	(3)
Net Cash Used In Investing Activities	(54)	(131)	(64)

Cash Flows From Financing Activities:
Repayments of Long-term Debt	(172)	(80)	(66)
Distributions to Noncontrolling Interests	—	(31)	(6)
Tax Remittance on Equity Awards Vested	(8)	(2)	(52)
Other Financing Activities	(7)	(13)	(3)
Net Cash Used In Financing Activities	$(187)	$(126)	$(127)

Weatherford International plc
Non-GAAP Financial Measures Defined (Unaudited)

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for results reported in accordance with GAAP but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Adjusted EBITDA* - Adjusted EBITDA* is a non-GAAP measure and represents consolidated income before interest expense, net, income taxes, depreciation and amortization expense, and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Management believes adjusted EBITDA* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA* should be considered in addition to, but not as a substitute for consolidated net income and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted EBITDA margin* - Adjusted EBITDA margin* is a non-GAAP measure which is calculated by dividing consolidated adjusted EBITDA* by consolidated revenues. Management believes adjusted EBITDA margin* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA margin* should be considered in addition to, but not as a substitute for consolidated net income margin and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow* - Adjusted Free Cash Flow* is a non-GAAP measure and represents cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Management believes adjusted free cash flow* is useful to understand our performance at generating cash and demonstrates our discipline around the use of cash. Adjusted free cash flow* should be considered in addition to, but not as a substitute for cash flows provided by operating activities and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Net Debt* - Net Debt* is a non-GAAP measure that is calculated taking short and long-term debt less cash and cash equivalents and restricted cash. Management believes the net debt* is useful to assess the level of debt in excess of cash and cash and equivalents as we monitor our ability to repay and service our debt. Net debt* should be considered in addition to, but not as a substitute for overall debt and total cash, and should be viewed in addition to the Company’s results prepared in accordance with GAAP.

Net Leverage* - Net Leverage* is a non-GAAP measure which is calculated by dividing by taking net debt* divided by adjusted EBITDA* for the trailing 12 months. Management believes the net leverage* is useful to understand our ability to repay and service our debt. Net leverage* should be considered in addition to, but not as a substitute for the individual components of above defined net debt* divided by consolidated net income attributable to Weatherford, and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

*Non-GAAP - as defined above and reconciled to the GAAP measures in the section titled GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled (Unaudited)
($ in Millions, Except Margin in Percentages)

	Three Months Ended
($ in Millions)	March 31, 2024	December 31, 2023	March 31, 2023
Revenues	$1,358	$1,362	$1,186
Net Income Attributable to Weatherford	$112	$140	$72
Net Income Margin	8.2%	10.3%	6.1%
Adjusted EBITDA*	$336	$321	$269
Adjusted EBITDA Margin*	24.7%	23.6%	22.7%

Net Income Attributable to Weatherford	$112	$140	$72
Net Income Attributable to Noncontrolling Interests	11	7	9
Income Tax Provision	59	2	38
Interest Expense, Net of Interest Income of $14, $12 and $16	29	31	31
Other Expense, Net	22	36	35
Operating Income	233	216	185
Depreciation and Amortization	85	83	80
Other Charges (Credits)	5	13	(5)
Share-Based Compensation	13	9	9
Adjusted EBITDA*	$336	$321	$269

Net Cash Provided By Operating Activities	$131	$375	$84
Capital Expenditures for Property, Plant and Equipment	(59)	(67)	(64)
Proceeds from Disposition of Assets	10	7	7
Adjusted Free Cash Flow*	$82	$315	$27

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled Continued (Unaudited)
($ in Millions)

	Three Months Ended
($ in Millions)	March 31, 2024		December 31, 2023		March 31, 2023
Current Portion of Long-term Debt	$101		$168		$120
Long-term Debt	1,629		1,715		2,067
Total Debt	$1,730		$1,883		$2,187

Cash and Cash Equivalents	$824		$958		$833
Restricted Cash	113		105		150
Total Cash	$937		$1,063		$983

Components of Net Debt
Current Portion of Long-term Debt	$101		$168		$120
Long-term Debt	1,629		1,715		2,067
Less: Cash and Cash Equivalents	824		958		833
Less: Restricted Cash	113		105		150
Net Debt*	$793		$820		$1,204

Net Income for trailing 12 months	$457		$417		$178
Adjusted EBITDA* for trailing 12 months	$1,253		$1,186		$935

Net Leverage* (Net Debt*/Adjusted EBITDA*)	0.6	x	0.7	x	1.3	x

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined